EXHIBIT 99.1
Aradigm Announces Private Placement for $5 Million
Proceeds Will Further Development of Inhaled Liposomal Ciprofloxacin for the Treatment of Severe Respiratory Diseases
HAYWARD, Calif.—(BUSINESS WIRE)—Aradigm Corporation (OTCBB:ARDM) (the “Company”) today announced that it has entered into a definitive agreement for the sale of common stock and warrants to three existing shareholders and one new investor in a private placement for aggregate gross proceeds of approximately $5 million. The closing of the private placement is subject to the satisfaction of customary closing conditions.
Under the terms of the agreement, Aradigm has agreed to sell an aggregate of 34,702,512 shares of common stock at a price of $0.1184 per share and warrants to purchase an aggregate of 7,527,215 shares of common stock which become exercisable at an exercise price of $0.1184 per share upon the Company’s receipt of shareholder approval to increase the number of authorized shares of the Company’s common stock. The warrants include a mandatory exercise provision whereby the Company has the right to require the holder to exercise the warrant following the Company’s receipt of such shareholder approval. After deducting for fees and expenses, the net proceeds from the sale of the shares of common stock are anticipated to be approximately $3.7 million and the net proceeds from the exercise of the warrants following the Company’s receipt of such shareholder approval are anticipated to be approximately $0.9 million.
Aradigm will be required, among other things, to file a resale registration statement within 30 days following the closing that covers the resale by the purchasers of the shares and the shares issuable upon exercise of the warrants.
Igor Gonda, President and Chief Executive Officer of Aradigm stated, “We are very pleased with the support of our shareholders in this private placement and we welcome our new investor. These proceeds will enable us to take further steps in the development of our lead product candidate, inhaled liposomal ciprofloxacin, required for Phase 3 studies and filing a new drug application (NDA).”
Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX: LTS), acted as the sole placement agent for this offering.

Important Information
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares of common stock and warrants are being sold pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.
In connection with obtaining shareholder approval to increase the number of authorized shares of the Company’s common stock described above, the Company will prepare a proxy statement for the Company’s shareholders to be filed with the Securities and Exchange Commission (the “SEC”). The proxy statement will contain information about the Company, the private placement and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.
In addition to receiving the proxy statement from the Company by mail, shareholders will be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, from the Company’s website at www.aradigm.com or by directing such request to Aradigm Corporation, 3929 Point Eden Way, Hayward, California, 94545 Attention: Chief Financial Officer.
The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies. Information concerning the Company and its directors and executive officers is set forth in the Company’s proxy statement and Annual Report on Form 10-K previously filed with the SEC.
About liposomal ciprofloxacin
Ciprofloxacin is a widely prescribed antibiotic to treat infections of the lung frequently experienced by cystic fibrosis (CF) and non-cystic fibrosis bronchiectasis (BE) patients. It is often preferred because of its broad-spectrum anti-bacterial action. The available oral and intravenous formulations of the drug are used to treat episodes of acute exacerbations of lung infections in CF patients. The Company’s once-a-day novel inhaled formulations of ciprofloxacin delivered in liposomes is to be used for chronic maintenance therapy as it is expected to achieve higher antibiotic concentration at the site of infection and relatively low systemic antibiotic concentrations to minimize side-effects. The Company previously announced initiation of two multinational Phase 2b clinical trials in patients with BE, one using ARD-3100 (ORBIT-2) and another trial (ORBIT-1) using a formulation with a modified pharmacokinetic profile (ARD-3150). The results of these two trials are expected in the second half of 2010. The Company is also developing inhaled liposomal ciprofloxacin for the prevention and treatment of bioterrorism infections, such as inhaled anthrax and tularemia.

About Aradigm
Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of cystic fibrosis, bronchiectasis, inhaled bioterrorism infections and smoking cessation.
More information about Aradigm can be found at www.aradigm.com.
Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements, including, but not limited to, statements regarding the closing of the private placement, the anticipated net proceeds from the private placement and the use of such proceeds. These forward-looking statements involve risk and uncertainties, including the risk that the conditions to the closing of the private placement might not be satisfied and the risk of any difficulties or delays in obtaining the required shareholder approval to increase the number of authorized shares of the Company’s common stock, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 24, 2010, and the Company’s Quarterly Reports on Form 10-Q.
Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.
SOURCE: Aradigm Corporation
Aradigm Corporation
Nancy Pecota, 510-265-9370
Chief Financial Officer
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